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                                                                    Exhibit 99.1
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INTERNATIONAL STEEL GROUP ANNOUNCES PRICING OF $600 MILLION SENIOR NOTES


RICHFIELD, Ohio, April 8 /PRNewswire-FirstCall/ -- International Steel Group Inc. (NYSE: ISG) today announced that it has priced $600 million aggregate principal amount of 6.50% senior notes due 2014 in an offering exempt from the registration requirements of the Securities Act of 1933. The initial offering price is 99.096% of par resulting in an effective yield to maturity of 6.625%. Subject to closing conditions, ISG expects the offering to close on April 14, 2004.


ISG intends to apply the net proceeds of the offering to repay borrowings of approximately $266.8 million outstanding under a term loan, to repay other debt and capital lease obligations and for general corporate purposes.


The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.


About International Steel Group Inc.(NYSE:ISG)


International Steel Group Inc.(NYSE:ISG) is the second largest integrated steel producer in North America, based on steelmaking capacity. The Company has the capacity to cast more than 18 million tons of steel products annually. It ships a variety of steel products from 11 major steel producing and finishing facilities in six states, including hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail products and semi-finished shapes serving the automotive, construction, pipe and tube, appliance, container and machinery markets.


Forward-Looking Statements


Statements in this release that are not historical facts, including statements accompanied by words such as "will," "believe," "expect," "estimate," or similar terms, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. These statements contain time-sensitive information that reflects management's best analysis only as of the date of this release. ISG does not undertake any ongoing obligation, other than that imposed by law, to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Factors that may cause actual results and performance to differ materially from those in the forward-looking statements include, but are not limited to, negative overall economic conditions or conditions in the markets served; competition within the steel industry; changes in U.S. or foreign trade policy affecting steel imports or exports; changes in foreign currencies affecting the strength of the U.S. dollar; actions by domestic and foreign competitors; the inability to achieve the Company's anticipated growth objectives; changes in availability or cost of raw materials, energy or other supplies; labor issues affecting the Company's workforce or the steel industry generally; and the inability to implement the Company's operating culture and philosophy at acquired facilities. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in ISG's Annual Report on Form 10-K for the year ended December 31, 2003.




SOURCE:  International Steel Group Inc. (NYSE:ISG)